UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 3, 2019

Date of Report

(Date of earliest event reported)

APPLife Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-227878	82-4868628
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 California St.

Suite 4925

San Francisco, CA 94194

Phone: (415) 659-1564

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2019, APPlife Digital Solutions, Inc. (the “Company”) entered into a $250,000 convertible promissory note (the “Note”) with a lender (the “Lender”).  The Lender shall fund the Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  If the Note is outstanding immediately prior to the closing of a Qualified Financing (as defined in the Note), the unpaid principal and interest of the Note shall be automatically converted concurrently with the Qualified Financing into a number of fully paid and non-assessable shares of Qualified Preferred Stock (as defined in the Note) equal to the quotient obtained by dividing (i) the unpaid principal and interest of the Note as of the end of the day immediately prior to the conversion date by (ii) eighty percent (80%) of the Qualified Financing price per share. If the Company does not consummate a Qualified Financing on or prior to the maturity date of the Note, upon the written demand of the Lender, the unpaid principal and interest shall be converted into that number of shares of common stock of the Company equal to the quotient obtained by dividing (i) the unpaid principal and interest of the Note as of the end of the day immediately prior to the conversion date by (ii) the Common Stock Conversion Price.  The Common Stock Conversion Price shall equal $30,000,000 divided by the number of fully diluted outstanding shares of the Company’s common stock as of the end of the day immediately prior to the conversion date.

The foregoing information is a summary of the Note described above, is not complete, and is qualified in its entirety by reference to the full text of the Note, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.  Readers should review the Note for a complete understanding of the terms and conditions of the transaction described above.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit NumberDescription_____________________________

10.1Convertible Promissory Note dated July 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2019

APPLIFE DIGITAL SOLUTIONS, INC.

/s/ Matthew Reid

Matthew Reid

Principal Executive Officer